SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)  OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☒

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☐    Preliminary Proxy Statement

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TRW INC.
(Name of Registrant as Specified in Its Charter)

NORTHROP GRUMMAN CORPORATION
(Name of Person(s) Filing Proxy Statement)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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1

April 3, 2002

Dear TRW Employee/Shareholder:

You recently received materials for the upcoming TRW Annual Meeting of Shareholders to be held on April 24, 2002. In addition to that meeting, there will also be a Special Meeting of TRW Shareholders on April 22, 2002, and I would like to take a moment to tell you why we think you should vote your TRW shares “FOR” the exchange offer resolution to be considered at the special meeting.

Importantly, you should know that TRW and Northrop Grumman have each stated that your vote as an employee and a shareholder will be treated confidentially.

With this assurance, I urge you to carefully consider the enclosed materials and to do what is right for yourself as an employee and shareholder of TRW. One way or another, TRW is about to undergo change, and as an employee shareholder, you are in a unique position to have a say in what that change will be. We are confident that our proposal to combine with TRW offers great advantages, in terms of the potential value of your TRW shares and professional opportunities, as well as the certainty of a swift and knowable resolution.

We think a vote FOR our resolution is in your best interests, since approval of the resolution will give TRW shareholders the opportunity to at least consider a transaction with Northrop Grumman. Approval of the resolution, however, does not obligate you to accept our offer or tender your shares.

Conversely, without shareholder approval, under Ohio law, TRW shareholders will not have the opportunity to even consider our exchange offer – whether or not we increase the value of the offer.

Let me emphasize again that we have the highest regard for TRW and its people, and we think our proposal offers you real benefits. We hope you’ll carefully consider it.

Sincerely,

Kent Kresa
Chairman and Chief Executive Officer